Exhibit 99.1

Air Lease Corporation
Earnings Call Transcript – Q2 2022
August 4, 2022; 4:30 p.m. EST

AIR LEASE CORPORATION PARTICIPANTS

Jason Arnold	Vice President, Head of Investor Relations
John L. Plueger	Chief Executive Officer and President
Steven F. Udvar-Házy	Executive Chairman of the Board
Gregory B. Willis	Executive Vice President & Chief Financial Officer

ANALYST PARTICIPANTS

Helane Becker	Cowen and Company
Hillary Cacanando	Deutsche Bank
Moshe Orenbuch	Crédit Suisse
James Kirby	JP Morgan
PRESENTATION

Operator: Good afternoon, and welcome to the Air Lease Q2 2022 Earnings Conference Call. (Operator Instructions)

Please note this event is being recorded. I would now like to turn the conference over to Jason Arnold, Head of Investor Relations. Please go ahead.

Jason Arnold: Good afternoon, everyone, and welcome to Air Lease Corporation's Second Quarter 2022 Earnings Call. This is Jason Arnold, and I'm joined this afternoon by Steve Hazy, our Executive Chairman; John Plueger, our Chief Executive Officer and President; and Greg Willis, our Executive Vice President and Chief Financial Officer.

Earlier today, we published our second quarter 2022 results. A copy of our earnings release is available on the Investors section of our website at www.airleasecorp.com.

This conference call is being webcast and recorded today, Thursday, August 4, 2022, and the webcast will be available for replay on our website. Before we begin, please note that certain statements in this conference call, including certain answers to your questions, are forward-looking statements within the meaning of the Private Securities Litigation Reform Act.

This includes, without limitation, statements regarding the state of the airline industry, including the impact of sanctions imposed on Russia, and aircraft delivery delays, our future operations and performance, revenues, operating expenses, stock-based compensation expense and other income and expense items. These statements and any projections as to our future performance represent management's estimates for future results and speak only as of today, August 4, 2022.

These estimates involve risks and uncertainties that could cause actual results to differ materially from expectations. Please refer to our filings with the Securities and Exchange Commission for a more detailed description of risk factors that may affect our results.

Air Lease Corporation assumes no obligation to update any forward-looking statements or information in light of new information or future events. In addition, we may discuss certain financial measures such as adjusted net income before taxes, adjusted diluted earnings per share before income taxes and adjusted pretax return on equity, which are non-GAAP measures.

A description of our reasons for utilizing these non-GAAP measures as well as our definition of them and the reconciliation to corresponding GAAP measures can be found in our earnings release and 10-Q we issued today. This release can be found in both the Investors and Press section of our website at www.airleasecorp.com. As a reminder, unauthorized recording of the conference call is not permitted.

I would now like to turn the call over to our Chief Executive Officer and President, John Plueger.

John L. Plueger: Well, thanks, Jason. Good afternoon, everyone, and thank you for joining us today. I'm pleased to report that ALC generated $558 million in total revenue during the quarter, up 13% relative to the same period last year, while our diluted EPS of $0.95 per share rose 27% year-over-year. Second quarter performance benefited primarily from the growth of our fleet, recognition of cash basis revenue and the reduced impact of restructuring stemming from the pandemic. We purchased 22 new aircraft, adding approximately $1.4 billion of flight equipment. Our operating cash flow was up roughly 18% relative to the second quarter of last year, benefiting from improved cash collections relative to the prior year. We ended the second quarter with a lease utilization rate of 99.6%.

Commercial aircraft demand meanwhile, continues to strengthen. And with the uptick in international traffic volume, we're seeing that extend into the widebody demand in addition to the narrowbody market, which has been strong for some time now. In fact, we are now more than 80% placed on our widebody order book, which includes the A330neo, the A350 passenger and freighter and the 787.

Our overall order book placements reflect the strong demand environment with lease placement of 99% of our deliveries through 2023 with 60% of our deliveries in 2024 placed, and with 2025 placements well ahead of our expectations. Some of our narrow bodies such as the A321neo, including the LR and XLR versions, now have forward placements out five years through 2027, farther out than we had pre-COVID. As such, at the recent Farnborough Air Show, we placed a large order of Pratt & Whitney for additional engines to allocate to our A320 and 321neo order book. At Farnborough, we also announced an added lease placement with a new airline customer for six new A220s.

We're also seeing a higher pace of lease extensions well in advance of lease expirations on both single- and twin-aisle aircraft, which is lending added support to used market lease rates and aircraft values. Reasons for this include a desire to secure current lift in the face of escalating new aircraft prices and higher interest rates, concerns over supply chain constraints leading to future delivery delays of aircraft on order, and as a hedge against aircraft shortages.

We were pleased that our aircraft deliveries for this quarter exceeded our guidance. Our Boeing MAX deliveries this quarter happened to exceed our Airbus A320 and A321neo deliveries, 11 to seven. Now by saying this, I'm not making a forward prediction on the ratio of MAX and neo deliveries for the future, rather just that the MAX is enjoying good recovery with escalating deliveries and lease placements.

Having said that, as you're aware, Airbus and Boeing are experiencing continued supply chain and labor issues, resulting in delivery delays. So despite our deliveries exceeding guidance this quarter, we continue to experience delays of several months on our Airbus narrowbody deliveries and 737 MAXs also continued to be delayed as well. Supply chain challenges will likely extend for the next couple of years, which will likely further exacerbate what was already shaping up to be a shortage of commercial aircraft as post-pandemic demand continues to accelerate.

On the widebody side, the Boeing 787 has been the primary hang-up, but it is our understanding that the FAA has approved Boeing's delivery resumption plan. Now much like the time it's taking for Boeing to clear accumulated MAX inventory, it will take time to deliver the 787s and therefore, we retain our estimate of taking delivery of only one 787 by the end of this year. We're very pleased that there seems to be finally an end in sight to the 787 delivery freeze and our airline customers are very eager to add these aircraft to their fleets, particularly given the acceleration in international traffic.

Given all these factors, we continue to expect about $3.5 billion to $4.5 billion of deliveries in total for 2022, consistent with our prior guidance. We expect $1.2 billion of aircraft investments in the third quarter, subject, of course, to manufacturer delays.

On the sales front, we are targeting up to $750 billion of aircraft dispositions in the second half of this year, somewhat subject to any further significant delivery delays we might experience during the second half of this year as we consistently prioritize fleet growth and core lease earnings.

Lastly, I do want to provide a brief update on our efforts on insurance claims from our Russian fleet. We submitted our claims to our insurers in June to recover losses on these aircraft and continue to vigorously pursue our claims. Similar to last quarter, I want to point out that this is a complicated matter, and we're not able to provide much additional color beyond that, but we will update you on meaningful progress here over time.

To summarize the big picture, while there are many cross currents in the global macro environment, continued sizable traffic recovery tailwinds remain a source of strength offsetting these factors with further recovery momentum building in Asia, as Steve will now share with you. So let me turn the call over now to Steve, who will provide his additional commentary. Steve?

Steven F. Udvar-Hazy: Thank you very much, John, and thanks to all of you for being on this call for our second quarter results. We are very encouraged to see air traffic volumes globally continue to expand meaningfully. June traffic numbers just out today to show continued sizable improvement with total traffic up 76% year-over-year. For most of this year, it's been the international markets that are seeing the largest percentage increases, rising a significant 230% year-over-year.

Asia Pacific International traffic has been one of the slowest to recover from the pandemic and though off a very low base, it just posted a 492% traffic improvement relative to June of last year, the largest gain by a large margin out of any major international market segments. Domestic traffic also continues to improve in most regions. China being the primary laggard for most of 2022.

Although recently, travel curbs have been relaxed and China domestic continues to stabilize particularly on their major trunk routes between their major cities.

Travel restrictions continue to constrain traffic in many countries, but these are fortunately quickly becoming the outliers, not the norm. I would also like to point out that certain domestic markets and even some international routes now exceed 2019 traffic volumes. And domestic traffic in the Australia, Brazil, U.S., Canada, and India markets are very close or in some cases, even matching 2019 levels. Forward bookings, meanwhile, remain elevated as compared to earlier this year.

Traffic improvement has continued to face rising interest rates, inflation, signs of slowing global macroeconomic conditions and the unfortunate war in Ukraine. So while these global macroeconomic challenges have emerged and rising fuel cost, interest rates and the stronger U.S. dollar are not as supportive of global airline traffic profit margins as they were previously, when they were tailwinds. Some of this has turned into headwinds. The magnitude of underlying pre-pandemic demand returning and still to return to the market is offering a very, very strong counterbalance to those headwinds.

One side effect of the strong demand recovery, I'd like to spend a few minutes discussing is the global air traffic control ATC system and airport constraints. Looking at recent news headlines, labor shortages and labor disputes, all of these have widely impacted airlines during the travel-heavy summer season in the Northern Hemisphere, particularly in Western Europe, resulting in many flight cancellations and delays. Many of these issues were caused by airlines themselves not planning ahead for a sufficiently rising traffic volume, but delays and cancellations have also been caused by airports and air traffic control systems being unprepared to handle the significant return of traffic volumes and aircraft activity. Airlines are waiting excessively for departure clearances and aircraft are forced into holds as well as inefficient routing costing airlines tens of millions of dollars in additional fuel and labor expenses at a time when the cost of both have been rising exponentially. Politicians, meanwhile, continue to point to targeting reduced carbon emissions, but think about how much emissions are generated by an aircraft sitting on the ramp with the engines running or in a low altitude holding pattern due to insufficient capacity at the airport of destination. This is low-hanging fruit that can improve airline operations, profitability, passenger experience, and reduce global emissions if resolved as a priority. Summer delays we've witnessed this year are a good reminder of what happens if airports and air traffic control modernization improvement is ignored or put on the back burner. Clearly, there's a need for meaningful and immediate focus here on a global basis.

At Air Lease, we remain very active in placing our new aircraft order book with both first-time customers and existing airline clients during this period of airline recovery and rapidly increasing demand for new aircraft and highly efficient used aircraft. In addition to the lease placement of our six new A220s that we announced with TAAG Angola Airlines at the Farnborough Airshow, we also announced in late June, the lease placement of three new A321neo Aircraft LATAM, the largest airline in South America. And just this week, we announced the placement of two new A321neo aircraft to the largest private airline in Uzbekistan. Further significant quantity lease placement announcements are forthcoming as we benefit from the strong demand we are seeing for aircraft in our forward order book with Airbus and Boeing as well as lease placements from our order book that are stretching out further into the future, as John mentioned. Accordingly, lease rates are strengthening, reflective of diminishing aircraft supply, increasing interest rates and higher aircraft values.

As John mentioned, our deliveries were higher than expected this quarter. In total, we delivered 22 aircraft to customers, including Aerolineas Argentinas, the flag carrier of Argentina; Air Astana, the flag carrier of Kazakhstan, another 737 group of 737-900s to Alaska Airlines; Caribbean Airlines, the

flag carrier of Trinidad and Tobago; China Airlines based in Taiwan; Corendon Airlines, headquartered in Antalya, Turkey, but also operating out of Netherlands and Malta; the Norwegian low-cost carrier Flyr, operating out of Oslo; IndiGo, the largest airline in India, which took delivery of three aircraft in the second quarter, including two from our managed businesses; and Vistara, which is a joint venture airline between Singapore Airlines and the Tata Group in India, which took three A320 family deliveries in the second quarter. Last but not least, Virgin Atlantic and Starlux each took delivery of a new Airbus widebody aircraft in the second quarter, specifically an A350-1000 for Virgin Atlantic and an A330-900 for Starlux Airlines in Asia.

To wrap up my comments, the continued strengthening of global air traffic post-pandemic is a clear evidence of the fact that the need to travel is irreplaceable. This need not only is regional, it is global, across both developed and developing markets. With our industry-leading $28 billion Boeing and Airbus order book backlog and the current fleet of $23.5 billion worth of the most advanced technology environmentally-friendly airliners, Air Lease Corporation is very well positioned to benefit from a strong airline demand environment and a growing shortage of aircraft. Now I will turn the call over to our CFO, Greg Willis, to provide more detail and color on our financial results in the second quarter. Greg?

Gregory B. Willis: Thank you, Steve, and good afternoon, everyone. In the second quarter, ALC generated revenues of $558 million, up 13% as compared to the prior period. This was comprised of $545 million in rental revenues and $12 million of aircraft sales, trading and other revenue. The increase in our rental revenues was primarily driven by the growth of our fleet, the recognition of $8.7 million in cash basis revenue, along with significantly reduced impact from lease restructurings. These benefits were partially offset by a reduction in rental revenue from the termination of our leasing activities in Russia in the first quarter.

It's also worth noting that in the second quarter of last year, we are unable to recognize $42 million of rental revenue due to cash basis accounting, so clearly a significant improvement here as the impact of the pandemic abates. Additionally, in the prior year, you will recall that we recorded a $34 million windfall from the sale of our Aeromexico bankruptcy claim.

Overall, our airline customers are continuing to benefit from improving passenger traffic trends, which which ultimately have benefited our operating cash flows. As we have said before, we have a very limited appetite for providing additional accommodations to our customers as the environment continues to improve especially as our customers continue to look to lease new aircraft from our order book.

Moving on to expenses. The interest expense line rose 5% year-over-year, driven by an increase in average debt balances, offset by a decline in our composite cost of funds. Our composite rate decreased to 2.81% as of the end of the second quarter down from 2.91% in the prior year. Our composite rate is only slightly higher than it was in the first quarter in spite of a meaningful increase in market interest rates.

Depreciation continues to track the growth of the fleet, while SG&A rose as our business activities have increased following the pandemic, along with an uptick in some of our operating expenses, in particular, at the end of the quarter, we completed the renewal of our aviation insurance program, which as a result of current market conditions, we will incur a $16 million increase on an annualized basis. We do expect these higher operating costs, higher expenses to persist given inflation, the market for insurance, and recent geopolitical events. Beyond those factors, though, SG&A was also impacted by expenses related to aircraft transitions, primarily related to the aircraft we recovered from Russia in the first quarter.

On the financing side of the equation, you will recall in January, we raised $1.5 billion in senior unsecured notes at a blended rate of approximately 2.5%, taking care of our refinancing needs for 2022. Earlier this year, we also increased our revolving credit facility to $7.1 billion with the final maturity of May of 2026, which provides us with a substantial amount of liquidity to fund our commitments.

We ended the quarter with 92% of our debt at a fixed rate, leaving us relatively well insulated from movements in interest rates over the intermediate term. That, combined with interest rate escalators built into most of our forward lease placements, which provides us with a onetime upward adjustment in the lease rate at the time of delivery. This all works together to help insulate us from the negative effect of a rising rate environment.

Furthermore, our strong credit profile provides us with a significant funding advantage over our customer base, which ultimately supports our margins over the long term. As such, we remain firmly dedicated to maintaining an investment-grade balance sheet, utilizing unsecured debt as a primary form of financing, maintaining a high ratio of fixed-rate funding and targeting a debt-to-equity ratio of 2.5x.

We ended the second quarter with a debt-to-equity ratio of 2.85x on a GAAP basis, which net of cash on the balance sheet is approximately 2.69x. While leverage now is somewhat above our target due to the Russia fleet write-off last quarter, we expect it to trend back towards target as we resume our aircraft sales activities. As of quarter end, our unsecured funding exceeded 99% of our total debt financing, resulting in an unencumbered asset base of over $26 billion, contributing to the strength of our balance sheet. Our liquidity position remains very strong at $7.6 billion as of the end of the quarter.

Our financial position and balance sheet remains strong, and we are very excited about the future of our business. As illustrated by our results this quarter, we are seeing performance continue to expand as we move beyond the pandemic. We expect new deliveries from our $28 billion forward order book to further bolster our performance, along with economies inherent in our operating expense base over time and a positive contribution from aircraft sales as our sales efforts resume.

With that, I'll turn the call back over to Jason for the question-and-answer session of the call.

Q&A

Jason Arnold: Thank you, Greg. This concludes management's commentary and remarks. (Operator Instructions) Now I'd like to hand the call over to the operator to open the line for the Q&A session. Denielle?

Operator: (Operator Instructions)

The first question comes from Helane Becker of Cowen.

Helane Becker: So just two questions. The first question I have is with respect to China and I don't know. Are there -- have you heard or are there any concerns that at some point, China may close its air space? And how would that affect you guys, if at all? And the second question is with SAS restructuring, do you have any exposure to them?

Steven F. Udvar-Hazy: Yes, there's no plans for China. We have had close communications with the CAAC, the Civil Air Administration of China. There are no plans that we're aware of to close airspace. There could be some minor restrictions from time to time. When they conduct military exercises in the state of Taiwan, but generally, those are below 25,000 feet above sea level.

And so we're not really seeing that as an issue. I mean, there's literally hundreds and hundreds of planes that overfly China a day that do not go to and from China. So we're not aware of any restrictions in that area whatsoever. It's also a great source of revenue for China because they charge exorbitant overflight navigation charges. So it's a profitable business for the Chinese if an aircraft is flying from, say, Europe to Korea or anywhere in Southeast Asia they have to overfly China.

John L. Plueger: On your second part of the question, Helane, yes, we have five very young A320neo and 21neo LRs, at least with SAS. It's the most desirable youngest part of their fleet. We have strong indications that they very much target those aircraft as their highest priority to keep. So we don't really have too many concerns about that bankruptcy.

Steven F. Udvar-Hazy: Yes. The main problem, Helane, at SAS is that about half of their widebody operations from Denmark, Norway, Sweden was across Asia, to Japan, Korea, Hong Kong, China, Bangkok, Singapore. So because of the fact that they are forbidden from flying over Russia, going eastbound from Scandinavia and coming westbound from Asia. Basically, half of their widebody fleet is nonoperational or they're not able to utilize them.

So unlike a lot of other European airlines that have a much stronger transatlantic operation as a percentage of their total widebody fleet, SAS and Finnair are the two airlines that have a very high proportion of their widebodies dedicated to Trans-Asia traffic that has to go through Russia. So that is one of the major focuses of SAS is to reduce their A330 and A350 fleet.

And the second comment I have on that, the only A321 LRs they have, which operate across the Atlantic on some of their thinner routes are all leased from ALC. They have no other A321 long-range aircraft, except the three that they have from Air Lease.

Operator: The next question comes from Moshe Orenbuch of Credit Suisse.

Moshe Orenbuch: John, given your comments about the delivery delays still kind of probably the supply chain issues kind of creating a reduced deliveries over multiple years. Is there any way to think about how many years it would be before -- until there's at least some start to catching up? I think in other words, is it going to be -- at some point, they'll be catching up and the deliveries in that period could be higher than you would have previously contracted. Like any sense of how long that could take?

John L. Plueger: Thanks, Moshe. Look, it's a very complex equation. But the biggest factor that leads to single-aisle delays really is engine deliveries. And I think that's really well known. How far forward we have to look in terms of delays or limitations on engine deliveries is hard to say. But I think the broad answer is that recovery is more dependent on engine delivery than anything else. I think in Boeing's last earnings call, David Calhoun, said, he would go to 38 a month today if he had the engines. And so the things we look at are is there engine shortfalls in the operating fleet, which takes a priority, back 1.5 to two years ago, there were engines that were actually taken that were ready to delivery on new airplanes and they were taken to out to support the fleet.

So we don't know the extent if any of that is happening yet. That's what has happened in the past. But I think that is the single biggest driver. That is what we're watching. At Farnborough, we met with the CEOs of all of the engine manufacturers and they're working their hardest to meet these delivery requests. At the same time, they have their own limitations. So I don't have an answer, except to say look primarily at the engine supply side.

Moshe Orenbuch: Greg, maybe just as my follow-up question, you've got some tremendous execution on the fixed income side. And obviously, the markets are turbulent. Are there going to be opportunities, do you think, in the next six to 12 months where you can do things that others couldn't and kind of put that debt capital to work? Are there things you're thinking about that you could share with us?

Gregory B. Willis: Well, I think I'll start with the fact that we -- that's one of the reasons why we maintain such a high level of liquidity, right? We want to be able to take advantage of windows to access the market at opportune times. So I think right now, we're watching the market carefully. We'll also look at other alternatives to figure out ways to raise inexpensive debt to fund our growth and I can't give you any specific examples of what we're going to do, but that's one of the reasons why we maintain a lot of liquidity, to let us take advantage of those market windows when they present themselves.

Operator: The next question comes from Hillary Cacanando of Deutsche Bank.

Hillary Cacanando: You kind of addressed the whole -- the debt market, and kind of trying to be optimistic. So I noticed that you drew down on your revolving credit facility a little bit during the quarter instead of coming to the market to issue unsecured bonds. But I'm assuming that you would have to come to the market sometime this year given the CapEx requirement. And I know you've kind of talked a little -- you touched up on the capital market strategy, but could you kind of go over it in more detail if you think you'll come into the market this year and what you're expecting in terms of cost of funds just given the rising interest rate environment?

Steven F. Udvar-Hazy: Yes. We're looking at a collage of opportunities in the bond market. I recently had a trip to Southeast Asia, met with a whole number of Asian banks that have a surplus of dollars. We're looking at the possibility of a direct bank facility on a term loan basis separate from our revolver. And we're looking at optimizing our payment programs with the OEMs, particularly with regard to these delays.

Because, as you know, we pay progress payments based on the contracted delivery of aircraft. And now that we're experiencing these sustained delays from both Boeing and Airbus, we're going to look at that very carefully. And see if we can rejig some of the progress payments to those manufacturers, which will give us additional cash liquidity. And then lastly, don't forget that between now and the end of the year, we’ll bring in well over $1 billion more of cash from the airlines through lease payments, deposits, reserves, et cetera. So cash flow is strong. And we're going to access anything that makes sense for us and keeps us having the lowest average cost of financing among all the lessors.

Gregory B. Willis: Steve, just to add to that. On the revolver side, it shouldn't surprise anybody that we would draw on our revolver. We typically target between 30% and 50% utilization. During the pandemic, we maintained very little [drawn] under that revolver, increasing our liquidity even higher. But that is designed to be a used facility.

Steven F. Udvar-Hazy: And also as we ramp up our aircraft sales in the second half, and we traditionally tried to focus the business on taking a lot of aircraft in the first half and then selling aircraft at the tail end of the year, because we can enjoy the rental revenue on those aircraft until they're sold. So as we ramp up sales in the second half, that's also going to give us additional liquidity that will minimize the amount of external financing that we require.

Hillary Cacanando: Okay. Got it. Got it. That's helpful. And then I have a question on the escalator, and you mentioned the OEM. So I know there's an escalator to reflect the higher interest rate environment. But I know that the OEMs have their own escalator to reflect higher supply costs. So does your escalator reflect OEM’s escalators to reflect higher aircraft costs? Or does your escalator only -- is only related to higher interest rates, like what happens if the OEMs, exercise their escalator?

Steven F. Udvar-Hazy: We have both.

John L. Plueger: We have both. The manufacturers escalation formula is a well-known provision in lease rate adjustments as well as interest rate adjusters as well.

Steven F. Udvar-Hazy: So there are two separate economic consequences on the final lease rate at delivery.

Operator: The next question comes from Jamie Baker of JPMorgan.

James Kirby: This is James on for Jamie. Just one for me. you mentioned in the prepared remarks, first-time customers. Any color you can share on the demographics of those, whether it be region, credit profile or scale of them?

Steven F. Udvar-Hazy: No, I think they're geographically spread through Latin America, Western Europe, Central Asia and Southeast Asia. There's no particular concentration in any particular geographic zone. It's quite diversified.

Operator: This concludes our question-and-answer session. I would like to turn the conference back over to Jason Arnold for closing remarks.

Jason Arnold: Thank you, everyone, for your time participating in our second quarter call today. We look forward to speaking with you again when we report third quarter results. Operator, thank you, and please disconnect the line.

Operator: The conference has now concluded. Thank you for attending today's presentation. You may now disconnect.